Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated August 6, 2015 (February 11, 2016 as to Note 14), relating to the financial statements of Ellipse Technologies, Inc. appearing in the Current Report on Form 8-K of NuVasive, Inc. dated February 11, 2016.

/s/ DELOITTE & TOUCHE LLP

Costa Mesa, CA

February 11, 2016